ASSET PURCHASE AGREEMENT


                                 by and between


                WESTERN INTEGRATED NETWORKS, LLC, and Affiliates

                                  as "Seller,"

                                       and

                             SUREWEST COMMUNICATIONS

                                   as "Buyer"








                            Dated as of June 19, 2002

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement"), dated as of this 19th day of June, 2002, is by and between SureWest Communications ("Buyer"), on the one hand, and Western Integrated Networks, LLC ("WIN Parent") and all of its Affiliates (collectively with WIN Parent, the "Seller"), on the other.

                                    RECITALS

     Seller is a single source facilities based provider of broadband services to residential and small business customers in certain targeted markets, with both fiber and coaxial cable deployed to the small business and home (the "Business"), with its major offices and operational facilities located in Sacramento, California and Denver, Colorado.

     Nine of the entities constituting Seller, including WIN Parent, filed for protection under Chapter 11 of the Bankruptcy Code on March 11, 2002, in the United States District Court for the District of Colorado (the "Bankruptcy Court"). Additional entities constituting Seller, at the request of Buyer, will file for protection under Chapter 11 in the Bankruptcy Court. All of the filing entities are or will be jointly administered under Case No. 02-13043 (EEB) (collectively, the "Bankruptcy Case"). Certain WIN Affiliates are currently operating as debtors-in-possession. This Agreement establishes obligations on the part of WIN Parent and certain WIN Affiliates, whether or not they are WIN Debtors (as defined herein).

     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Assets (as defined herein) (and assume certain identified liabilities) of Seller relating to the Business, subject to the terms and conditions of this Agreement, including its provisions regarding the assignment of liabilities. It is the intent of the parties that Buyer obtain at Closing (as defined herein), free from any lien, mortgage, encumbrance or other restriction, all of the Assets of Seller identified herein, including those Assets identified by Buyer as necessary to operate the business of Seller currently conducted in Sacramento County, California.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

     "Accounts Receivable" shall mean all rights to receive money arising out of the sale, lease, or other disposition of goods or other property or rendition of services by Seller prior to the Closing Date.

     "Affiliate" shall have the same meaning as in ss. 101(2)(A) and (B) of the Bankruptcy Code.

     "Agreement" has the meaning set forth above in the preamble to this Agreement.

     "Alternative Transaction" is a transaction approved by the Bankruptcy Court between Seller, on the one hand, and a party other than Buyer, on the other hand, pursuant to which such other party: (A) is permitted to acquire in one or a series of related transactions all or substantially all of the Assets, or (B) is permitted to make a comparable investment in Seller or become a sponsor or an economic co-proponent of a plan of reorganization of Seller.

     "Assets" shall mean all right, title and interest of Seller in and to the Business, and the properties, assets and rights of any and every kind, whether tangible or intangible, real, personal, or mixed, owned, held or used by Seller or in which Seller has any interest whatsoever (but, in each case, only to the extent of such interest), including, without limitation, all of Seller's right, title and interest in and to the following:

     a. all Real Estate;

     b. all Equipment;

     c. all Accounts Receivable;

     d. all Inventory, including all prepaid Inventory;

     e. all Intellectual Property;

     f. all rights (including, without limitation, all purchase options) existing under the Assumed Executory Contracts and Permits, to the extent that such rights can be assigned pursuant to the Bankruptcy Code and/or applicable non-bankruptcy law;

     g. all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, warehouse, office or other space leased, owned, occupied or used in connection with the Real Estate;

     h. all prepayments and prepaid expenses, including, without limitation, utility or leasehold deposits;

     i. all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all Books and Records of every kind and, to the extent assignable or, if contained in an Executory Contract, to the extent assigned as an Assumed Executory Contract, all warranties of manufacturers, sellers, suppliers, lessors or dealers associated with any of the Assets;

     j. all Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, to the extent assignable, and the rights to all data and records held by such permitting, licensing and certifying agencies, subject to the provisions of Article 9, to the extent the same can be assigned pursuant to state law, rule or regulation and/or the Bankruptcy Code; and

     k. all domain names, Internet addresses and/or URLs, world wide web sites, and any and all contractual rights, including without limitation, linkage rights, owned or controlled by Seller, including any and all content therein and any and all intellectual property rights embodied therein, including without limitation, patents, patent applications, copyrights, copyright applications, trade secrets, trademarks and/or service marks and associated applications therefore, trade dress, including any and all goodwill associated therewith, in connection with any such domain name, Internet address and/or URL, world wide web site, or contractual right.

     However, the Assets shall not include any of the Excluded Assets (as defined below).

     "Assumed Executory Contracts" shall mean the Executory Contracts and leases set forth in Exhibit B attached hereto. A Contingent Executory Contract set forth on Exhibit C shall not become an Assumed Executory Contract until such time as Buyer and the other party to such Contingent Executory Contract agree to an amendment or other modification on terms and conditions acceptable to Buyer, and Buyer confirms in writing to Seller that such Contingent Executory Contract shall become an Assumed Executory Contract, and Exhibit B shall be amended by inclusion of such new Assumed Executory Contract

     "Assumed Liabilities" shall mean solely ordinary course warranty obligations within the historical parameters of Seller's operations for its current products and Liabilities under any Assumed Executory Contracts. Assumed Liabilities specifically exclude any Liability of any WIN Affiliate not a WIN Debtor.

     "Bankruptcy Case" has the meaning set forth in the Recitals and, as the context requires, shall be deemed to refer to any one or more of the cases.

     "Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 U.S.C.ss. 101 et seq.

     "Bankruptcy Court" has the meaning set forth in the Recitals.

     "Books and Records" shall mean all books and records of Seller of any and every kind, including, without limitation, CD, compact disk lists, ledgers, files, reports, plans, drawings and operating records of every kind, held or maintained by Seller pertaining to the Assets, customers, suppliers, distributors of Seller, disk or tape files, printouts, runs or other computer-prepared information and the Seller's interest in all computer programs required to access, and the equipment containing, all such computer-based information, product, business and marketing plans and sales, maintenance and production records.

     "Broadband Telecommunications and Cable System" or "System" shall mean the network used by Seller to deliver telecommunications services and/or used in the provision of video programming and/or cable services.

     "Business" has the meaning set forth in the Recitals.

     "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

     "Buyer" has the meaning set forth in the preamble to this Agreement.

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of March 15, 2002, by and between Seller and Buyer.

     "Contingent Executory Contracts" shall mean those contracts that are not Assumed Executory Contracts, but that are contracts between Seller and third parties with whom Buyer will continue a business relationship after Closing, on new or modified terms and conditions, if new or modified terms and conditions acceptable to Buyer can be negotiated prior to Closing. A Contingent Executory Contract can be made an Assumed Executory Contract by written designation of Buyer to Seller not less than three (3) days before Closing.

     "CPUC" shall mean the California Public Utilities Commission.

     "Deposit" shall have the meaning set forth in Section 2.3(a).

     "Designated Authorities" shall have the meaning set forth in Section 5.10.

     "Disclosure Schedule" shall have the meaning set forth in Article 5.

     "Environmental Laws" shall mean all federal, state and local statutes, regulations and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to odor control and the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

     "Equipment" shall mean, other than Inventory, all machinery, equipment (including, without limitation, all durable medical equipment and medical equipment components), supplies, spare parts, appliances, vehicles, fixtures, furnishings, storage racks, tools, dies, computer hardware, furniture and other tangible personal property in which Seller has any interest, including, without limitation, all such items which are located on or in, or which are made a part of, any building, warehouse, office or other space leased, owned, occupied or used in connection with, and whether or not affixed to the Real Estate.

     "Escrow Agent" shall mean the Person selected, within ten (10) Business Days of the date of this Agreement, by the Seller and the Buyer to serve as the escrow agent pursuant to the Escrow Agreement.

     "Escrow Agreement" shall mean the Escrow Agreement in the form of Exhibit D, which is to be executed after the execution of this Agreement, subject to such revisions thereto required by the Escrow Agent and accepted by the Seller and Buyer.

     "Excluded Assets" shall mean (i) all causes of action and rights of recovery for avoidance actions of Seller under Sections 547-553 of the Bankruptcy Code; (ii) tax refunds and tax attributes; (iii) all cash and cash equivalents (including non-marketable securities and short term investments, but excluding advance payments described in Section 3.4 of this Agreement); (iv) the documents and equity interests relating solely to the organization, maintenance and existence of Seller or any WIN Affiliate as a corporation or limited liability company, as the case may be; (v) any Executory Contracts that are not Assumed Executory Contracts, including any Contingent Executory Contracts that do not become Assumed Executory Contracts; (vi) any rights of Seller under this Agreement; (vii) professional fee retainers held by Jessop & Company, P.C., Q Consulting LLC, Dow, Lohnes & Albertson and other professionals approved by the Bankruptcy Court, including the counsel and accountants for the unsecured creditors committee; (viii) receivables owed by Sacramento Municipal Utility District as of the Closing Date; (ix) deposit money arising from completed work as of the Closing Date held by Pacific Bell; and (x) all Assets of entities not in bankruptcy, except Assets required to operate the Business in Sacramento County, California. Excluded Assets of the type described in clause (ii) and
(iii) of the preceding sentence shall refer only to such Assets that exist prior to and up to, or are attributable to the periods prior to, the Closing Date.

     "Executory Contracts" shall mean all oral or written contracts, agreements, leases, subleases, licenses, permits, distribution arrangements, sales and purchase agreements, and purchase and sale orders to which a WIN Debtor is a party, or any other contract identified by Buyer pursuant to this Agreement. No agreement shall be an Assumed Executory Contract without being (i) specifically identified in Exhibit B to this Agreement as of the execution of this Agreement,
(ii) included in Exhibit B by the inclusion of Contingent Executory Contracts that become Assumed Executory Contracts as provided herein or (iii) included in Exhibit B after the execution of this Agreement if mutually agreed to by the parties hereto, or in the case of Executory Contracts relating to the Sacramento market, upon written designation by Buyer to Seller of such Executory Contract as an Assumed Executory Contract not less than three (3) days before Closing.

     "Facility" shall mean all offices and operational facilities of Seller, and, as the context requires, shall be deemed to refer to any one or more of the facilities.

     "FCC" shall mean the Federal Communications Commission.

     "Final Order" shall mean an Order of the Bankruptcy Court that has not been reversed, stayed, modified or amended and as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari is pending.

     "Intellectual Property" shall mean:

     a. all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;

     b. all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

     c.  all   copyrightable   works,  all  copyrights  and  all   applications,
registrations and renewals in connection therewith;

     d. all mask works and all applications, registrations and renewals in connection therewith;

     e. all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

     f. all computer software (including data and related documentation), to the extent assignable;

     g. all other proprietary rights; and

     h. all copies and tangible embodiments thereof (in whatever form or medium).

     "Inventory" shall mean (a) all stock in trade, merchandise, goods, supplies and other products owned by Seller for resale or lease in the ordinary course of business to its customers or otherwise under the control of Seller or carried on the books of Seller for the exclusive use by Seller, wherever located and (b) all of the raw materials, work in process, semi-finished and finished products, wrapping, supply and packaging items, promotional materials and similar items of Seller, wherever located.

     "Knowledge" shall mean, as to a particular matter, the actual knowledge of Frank Casazza, Dennis Lowry or Matthew Wohl, for Seller, or Brian Strom, President and Chief Executive Officer, for Buyer.

     "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, in each instance attributable only to acts or circumstances of or for periods commencing on and after the Closing Date.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, frequency and pricing).

     "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, necessary for the past, present or reasonably anticipated future conduct or operation of the Business or the System, as each is currently conducted, including but not limited to FCC and CPUC licenses or authorizations, franchise agreements and permits, construction and excavation permits, certificates of convenience and necessity, pole attachment or conduit agreements, cable copyright compliance, and compliance with government rules and regulations applicable to the operation of a telecommunications business, multichannel video programming business, or cable system.

     "Person" shall mean any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity or any kind whatsoever.

     "Personnel" shall mean all directors, officers and employees.

     "Purchase Price" shall have the meaning set forth in the Section 2.3.

     "Real Estate" shall mean all fee interests in real property, leasehold estate interests of real property, and all improvements and fixtures (except leased improvements and fixtures) located thereon (including, without limitation, the Facility) and all easements, licenses, rights of way, and all appurtenances to such property including without limitation the Real Estate set forth in Exhibit E.

     "Representative" shall mean any attorney, accountant, agent, consultant or other representative (but shall not include Personnel) for Seller or Buyer.

     "Sale Approval Order" shall have the meaning set forth in Section 4.2.

     "Sale Procedures Order" shall have the meaning set forth in Section 4.1.

     "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest, any mechanic's, materialmen's and similar liens, but not (a) liens for Taxes not yet due and payable, and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

     "Seller" shall have the meaning set forth in the preamble to this Agreement and, as the context requires, shall be deemed to refer to any one or more of WIN Parent or WIN Affiliates.

     "Tax(es)" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "Title Documents" shall have the meaning set forth in Section 8.1.

     "Title Insurance Commitment" shall mean the commitment for title insurance in the amount of One Hundred Percent (100%) of the fair market value of the Real Estate (other than leased Real Estate), to be issued by a title insurance company chosen by Seller and reasonably acceptable to Buyer.

     "URL" shall mean an electronic address for an information source on the Internet, such as an ftp site, gopher server, or web page and known as a Universal (or Uniform) Resource Locator.

     "WIN Affiliates" means all Affiliates of WIN, whether or not subject to the jurisdiction of the Bankruptcy Court, which are described on Exhibit F.

     "WIN Debtors" shall mean WIN Parent and those other WIN Affiliates who are debtors in possession in the Bankruptcy Case, and Western Integrated Networks of Colorado Purchasing Company, LLC, and any other WIN Affiliate selected by Buyer, all as indicated on Exhibit F, which Exhibit shall be amended to include any additional entities constituting Seller, at the request of Buyer, which will file for protection under Chapter 11 in the Bankruptcy Court, as required to achieve the ends of this Agreement prior to Closing.

     "WIN Parent" has the meaning set forth in the recitals.

     1.2  Construction.  The headings  and captions of the various  Articles and
Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to "this Agreement" shall be deemed to include the Exhibits and Schedules attached hereto. The terms "hereby", "hereto", "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys' fees, such provision shall be deemed to mean reasonable attorneys' fees and paralegals' fees. The term "including" when used herein shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

                                    ARTICLE 2
                           PURCHASE AND SALE AGREEMENT

     2.1 Transfer of Assets. Upon the terms and subject to the conditions and provisions contained herein and in the Sale Procedures Order or the Sale Approval Order, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer (or to one or more Affiliates of Buyer designated by Buyer), and Buyer, or such designated Affiliates, shall acquire and accept from Seller, the Assets free and clear of any and all Security Interests and any other liens, claims and encumbrances as authorized pursuant to 11 U.S.C. ss.ss. 363(f) and 105(a). Buyer reserves the right to reject, on or before the Closing Date, any obligation to take title to any individual Asset with no change to the Purchase Price.

     2.2 Assumed Liabilities. From and after the Closing, Buyer shall assume and undertake to pay, perform and discharge when due or required to be performed the Assumed Liabilities. Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or to which Seller or any of the Assets of the Business may be bound or affected, of whatever kind of nature, whether known, unknown, contingent or otherwise, other than the Assumed Liabilities.

     2.3 Purchase Price. Upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Assets, Twelve Million Dollars ($12,000,000) in cash payable by wire transfer or other immediately available funds (the "Purchase Price"), payable as follows:

     a. Seven Hundred Thousand Dollars ($700,000) of the Purchase Price (the "Deposit") shall be delivered by Buyer to Seller on the date that the motion for the Sale Procedures Order is filed. The Deposit shall be held and invested in a segregated interest-bearing account, and applied in accordance with the terms of this Agreement. So long as there is a Closing which results in payment of the Purchase Price to Seller as required by this Agreement, all interest accrued on the Deposit shall be for the account of Buyer. If the transaction contemplated by this Agreement is not consummated because of an Alternative Transaction, then the Deposit and any interest shall be returned to Buyer. If the transaction contemplated by this Agreement is not consummated due to Seller's default hereunder, then the Deposit and any interest shall be paid to Buyer as Buyer's sole and exclusive remedy which consideration the parties to this Agreement agree is reasonable and fair compensation for the foreseeable losses that might result from such breach considering all of the circumstances existing on the date of this Agreement, including the relationship of the value of the Deposit to the range of harm to Buyer that can be reasonably anticipated, and in recognition that proof of actual damages would be difficult, costly or inconvenient. If the transaction contemplated by this Agreement is not consummated due to Buyer's default hereunder, then the Deposit and any interest shall be paid to Seller and (i) if such default occurs prior to the entry of the Sale Approval Order, such Deposit shall be Seller's sole and exclusive remedy which consideration the parties to this Agreement agree is reasonable and fair compensation for the foreseeable losses that might result from such breach considering all of the circumstances existing on the date of this Agreement, including the value of the Deposit to the range of harm to Seller that can be reasonably anticipated, and in recognition that proof of actual damages would be difficult, costly or inconvenient or (ii) if such default occurs on or after the entry of the Sale Approval Order, the retention of such Deposit shall not be Seller's exclusive remedy. If the transaction contemplated by this Agreement is not consummated due to any reason other than Seller's or Buyer's default hereunder, then the Deposit and any interest shall be paid to Buyer as Buyer's sole and exclusive remedy which consideration the parties to this Agreement agree is reasonable and fair compensation for the foreseeable losses that might result from such breach considering all of the circumstances existing on the date of this Agreement, including the relationship of the value of the Deposit to the range of harm to Buyer that can be reasonably anticipated, and in recognition that proof of actual damages would be difficult, costly or inconvenient.

     b. The balance of the Purchase Price shall be deposited by Buyer with the Escrow Agent on or before the Closing Date and shall be paid or held on the Closing Date by the Escrow Agent as follows:

          (1) The Escrow Agent shall segregate and thereafter continue to hold the sum of One Million Two Hundred Thousand Dollars ($1,200,000), which shall be designated as a "Holdback Account" and shall be held, invested, administered and distributed or paid as provided in Section 2.4. The retention of the Holdback Account in escrow after the Closing Date shall not prevent the closing of the transactions contemplated by this Agreement.

          (2) The balance of the Purchase Price shall be paid on the Closing Date by the Escrow Agent to Seller.

The Purchase Price shall be allocated for federal income tax purposes among the Assets in a manner agreeable to Buyer and Seller; provided that such allocation shall be made in a manner consistent with ss. 1060 of the Code.

     2.4 Holdback Account. Subject to the provisions of Section 2.4(d), the Holdback Account shall be held by the Escrow Agent for a period of One Hundred and Eighty (180) days following the Closing Date (the "Holdback Period") as security for Seller's agreement to indemnify Buyer under Article 13 of this Agreement.

     a. On the first and fifteenth days of each month during the Holdback Period and the last day of the Holdback Period, Buyer may request payment from the Escrow Agent of all or any part of the Holdback Account to compensate Buyer for any amount in respect of which it is entitled to payment pursuant to Section
13.1 by giving written notice to the Escrow Agent and Seller specifying the amount and reason for the payment. If, within five (5) Business Days after Buyer gives such notice, Seller does not give notice to Buyer and the Escrow Agent of Seller's objections to the payment requested by Buyer, the Escrow Agent shall pay to Buyer forthwith the full amount requested by Buyer. Any portion of the payment requested by Buyer with respect to which the notice from Seller states objections shall remain in escrow (beyond the Holdback Period if required pursuant to Section 2.4(d) pending resolution of the dispute between Buyer and Seller with respect thereto. Seller shall not state an objection to any payment requested by Buyer, except on the basis of its good faith belief (i) that Seller has no obligation, either directly or in accordance with its agreement to reimburse Buyer under this Agreement, in connection with the matter for which Buyer requests payment from the Escrow Agent or (ii) that the amount requested by Buyer is unreasonable. Buyer shall not request payment of any part of the Holdback Account except on the basis of its good faith belief that (i) Seller is obligated to reimburse Buyer pursuant to this Agreement with respect to the matter for which Buyer requests payment from the Escrow Agent and (ii) the amount requested is reasonable.

     b. During the Holdback Period, the Escrow Agent shall hold and invest the Holdback Account in a segregated interest-bearing account.

     c. All interest earned on the Holdback Account shall accrue exclusively to Seller.

     d. Any sum (including interest thereon, if any) held by the Escrow Agent pursuant to the terms of this Agreement and not set aside to satisfy any claim of Buyer shall be paid to Seller at the end of the Holdback Period; provided, however, if at the end of the Holdback Period, there is any unresolved matter in respect of which Buyer has requested payment under Section 2.4 or any unresolved dispute between Buyer and Seller arising from the giving of notice under Section 2.4, the amount claimed due from Seller in such matter or the amount requested by Buyer in accordance with Section 2.4 above with respect to any such dispute, shall be retained in the Holdback Account pending resolution of such matter or dispute. At such time following the end of the Holdback Period as there are no such matters or disputes with respect to which Seller may have an obligation to Buyer under this Section 2.4, the balance of the Holdback Account shall be paid to Seller in the manner described above.

     e. Buyer's ability to request and receive payment from the Seller of all or any part of the Holdback Account shall be deemed Buyer's exclusive remedy for the matters for which the Holdback Account is created hereunder.

     2.5 Executory Contracts. If there exists on the Closing Date any default in an Assumed Executory Contract by a WIN Debtor, Buyer shall be responsible for any amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code.

     2.6 Sales and Related Taxes. Seller shall pay any and all sales, use, excise, transfer and conveyance taxes payable or assessable in connection with or as a result of the transfer of the Assets under the terms of this Agreement and the transactions contemplated hereby. Buyer shall not be responsible for any business, occupation, withholding, possessory interest or similar tax or assessment or any other tax or fee (excluding franchise or copyright fees) of any kind relating to any period on or prior to the Closing Date with respect to Seller, the Assets or the construction, operation or maintenance of the System, nor for any supplemental assessment or increase in any such tax, assessment or fee relating to such period, all of which shall be the responsibility of Seller except as provided in ss. 2.5 hereof.

                                    ARTICLE 3
                                     CLOSING

     3.1 Closing. Upon the terms and conditions set forth herein and in the Sale Procedures Order or the Sale Approval Order, the closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. Mountain Daylight Time at the offices of Jessop & Company, P.C., 303 E. 17th Avenue, Denver, Colorado, on a date within three (3) Business Day after the Sale Approval Order is entered, but in all events not later than July 12, 2002. The date on which the Closing occurs is referred to as the "Closing Date."

     3.2 Deliverables at Closing. At the Closing, and in connection with effecting and consummating the Closing, including, without limitation, the sale and purchase of the Assets and the delivery of the Purchase Price, Seller and Buyer shall, on the Closing Date, deliver the following:

     a. Seller shall deliver to Buyer:

               i. the various certificates, instruments and documents referred to below in Section 9.1.

               ii. general warranty deeds held by any WIN Debtor (if Seller took title to such Real Estate by general warranty deed, otherwise by special warranty deed) to all Real Estate (other than leased Real Estate), assignments (including Intellectual Property transfer documents), bills of sale and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request, all in form and substance satisfactory to Buyer, all of which shall be conveyed "as-is, where-is," without any warranty, express or implied, except for the warranty of title set forth in Section 5.4;

               iii. the originals of all Books and Records, tangible Assets, Permits, policies, Assumed Executory Contracts, leases or other instruments, in each case owned by or in the possession of Seller (excluding any such items that are Excluded Assets), otherwise copies thereof;

          iv. the Title Insurance Commitment, brought up to the Closing Date;

               v. the Disclosure Schedule, updated from the date of this Agreement to the Closing Date;

               vi. a certificate executed by an officer of WIN Parent, dated as of the Closing Date, certifying that, to the best of Seller's Knowledge, each of the representations and warranties made pursuant to this Agreement by Seller is true, correct and complete in all respects at and as of the Closing Date as though made at and as of that date; and

               vii. such other  documentation as is reasonably required by Buyer
          to  confirm  the  performance  by  Seller,   or  the  compliance  with
          conditions to Closing set out in this Agreement.

     b. Buyer shall deliver or cause to be delivered to Seller:

               i. the amount of cash equal to the Purchase Price, less the Deposit, and advance payments as described in Section 3.4 of this Agreement;

               ii. the various certificates, instruments and documents referred to below in Section 9.2; and

               iii. such other documentation as is reasonably required by Seller to confirm the performance by Buyer, or the compliance with conditions to Closing set out in this Agreement.

     c. After the Closing Date, Seller shall deliver to Buyer such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

     3.3 Transaction Expenses. Except as expressly provided herein, each party shall bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby. No costs, expenses or fees of any kind shall be a lien on any of the Assets transferred at Closing.

     3.4 Advance Payments. All advance payments from, or monies of, third parties on deposit with Seller relating to the Business including without limitation advance payments and deposits by Subscribers for converters, encoders, decoders, telecommunications services, data services or video services (or any related sales) shall be retained by Seller and credited to the account of Buyer. All monies relating to the Business that are on deposit with third parties as of the Closing Date for the account of Seller or as security for Seller's performance of its obligations with respect to the Business (other than deposits the full benefit of which will not be available to Buyer after the Closing Date), including without limitation deposits on real property and deposits for utilities, shall become the property of Buyer without any further adjustment to the Purchase Price. Notwithstanding the foregoing, Seller shall retain and Buyer shall not receive a credit for Excluded Assets or restricted cash held as security by third parties for letters of credit, bonds or similar obligations.

     3.5 Other Closing Matters. Each of the parties shall use their reasonable efforts to take such other actions required hereby to be performed by it prior to or on the Closing Date.

                                    ARTICLE 4
                OVERBID PROCEDURES AND BANKRUPTCY COURT APPROVAL

     4.1 Overbid Procedures. This Agreement is made subject to overbid at the hearing on the Bankruptcy Court's approval of this Agreement. WIN Debtors shall give notice of its application for approval of the sale of the Assets to Buyer subject to overbid, and shall immediately following the execution of this Agreement, if not sooner, seek the Bankruptcy Court's approval of the overbid procedures and the break-up fee as set forth below (as well as such other sale procedures as may be required) (the "Sale Procedures Order"). The overbid provisions shall be as follows:

          a. The initial minimum overbid shall be an amount equal to $350,000, with additional overbids in minimum increments thereafter of $100,000;

          b. Prospective overbidders will be notified that they will be required to pre-qualify with Seller Forty-Eight (48) hours prior to the sale hearing in order to demonstrate their financial capacity to close the transactions contemplated hereby. As part of the pre-qualification process, each overbidder shall deliver to WIN Parent Forty-Eight (48) hours prior to the sale hearing a deposit of ten percent (10%) of the amount of such overbidder's bid in a cashier's check or other immediately available funds made payable to WIN Parent. Such deposit shall be nonrefundable if the bid of such overbidder is accepted by the Bankruptcy Court and such overbidder fails to consummate the transactions contemplated hereby due to such overbidder's default. The balance of the Purchase Price shall be paid as set forth above in Article 3.

          c. Any and all overbids shall be on the same terms and conditions in all material respects to those set forth in this Agreement. In the event a prospective overbidder pre-qualifies with WIN Parent, WIN Parent shall immediately notify and inform Buyer of the pre-qualification and the identity or identities of the prospective overbidder(s).

     4.2 Sale Approval Motion, Notice, and Order. WIN Debtors shall serve and file a motion, reviewed by and acceptable to Buyer, seeking the approval of the Bankruptcy Court for the sale of the Assets as contemplated by this Agreement free and clear of any liens, claims and encumbrances authorized pursuant to 11 U.S.C. ss.ss. 363(b), 363(f) and 105(a) and such sale of Assets will be free and clear of any Security Interests; however, with respect to the Real Estate described in the Title Insurance Commitment, subject only to those exceptions set forth therein (the "Sale Approval Order"). Such approval shall be obtained after Seller has provided notice to all of Seller's respective creditors and equity security holders (excluding contingent warranty claimants) and Buyer in accordance with Bankruptcy Rules 2002(a), (c), 6004, 9006 and 9008 and any applicable local bankruptcy rules, providing for such limited notice as the Bankruptcy Court may order. Such notice of hearing shall be in a form and substance satisfactory to the Bankruptcy Court and to Buyer and shall be published at least once in a publication satisfactory to Buyer. Such Sale Approval Order shall provide that the transactions undertaken under this Asset Purchase Agreement have been undertaken at arm's length, without any collusion by the parties and in good faith within the meaning of Section 363(m) of the Bankruptcy Code and shall grant Buyer all of the protections afforded by Section 363(m).

     4.3 Executory Contracts. Concurrently with the filing of the motion to approve this Agreement and the sale of the Assets, Seller shall seek Bankruptcy Court approval to assume the Assumed Executory Contracts, and to assign the Assumed Executory Contracts to Buyer at the Closing. If Section 365 of the Bankruptcy Code precludes assumption and assignment of any of the Assumed Executory Contracts, such precluded Assumed Executory Contracts shall not be included in the Assets (or the Assumed Liabilities).

     4.4 Break-Up Fee. In the motion filed in anticipation of the Sale Procedures Order, Seller shall request approval of a break-up fee, which shall be in the amount of Two Hundred Fifty Thousand Dollars ($250,000) and payable to Buyer upon the occurrence of the following: If Seller enters into an Alternative Transaction, then Seller will pay to Buyer the break-up fee. This break-up fee and the return of the Deposit will serve as the exclusive remedy to Buyer under this Agreement in the event the Buyer is not the successful bidder. The break-up fee will be payable when the Alternative Transaction closes, provided that if an Alternative Transaction is approved by the Bankruptcy Court but ultimately does not close, Buyer shall be entitled to the break-up fee on the effective date of Seller's liquidation, approval of a plan of reorganization, or sale of assets to a third party that results in a cash payout that is at least equal to the amount of the break-up fee. No break-up fee will be owed if Buyer terminates the transaction for any reason other than as a result of an Alternative Transaction, or Buyer willfully fails to comply with the conditions to Closing for the purposes of delaying or precluding the Closing.

     4.5 Expedited Approval Procedures. Seller and Buyer will take such action as is reasonably available to them to seek approval of the Bankruptcy Court to expedite a Sale Approval Order, and to avoid any suspension of operations or provision of services to any customer in good standing. Seller and Buyer will take such action as is reasonably available to them to meet the following timetable:

         Calendar days after
         Execution of this
         Agreement                                   Action
         ----------                                  -------

              +3    Filing of motion seeking approval of Sale Procedures Order and Sale Approval Order
              +20   Approval of Sale Procedures Order
              +23   Deadline for submission of qualified bids
              +25   Approval of Sale Approval Order and sale
                    (or auction, if qualified bids submitted)
              +26   Effective date (Closing Date).

     "Qualified bids" are bids providing for (i) distributions to creditors of no less value than the Purchase Price after taking into account the payment of the break-up fee to Buyer, plus the required bidding increment and (ii) a reasonable level of liquidity available to Seller on the Closing Date. If there are no other qualified bids submitted, the remaining timetable can be accelerated.



                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement, Seller hereby makes, to the best of Seller's Knowledge (except with respect to the representations contained in Sections 5.4 and 5.6 which are made without any such Knowledge limitation), as of the date hereof, the following representations and warranties to Buyer regarding only those assets being transferred from Seller to Buyer (subject only to the entry of the Sale Approval Order by the Bankruptcy Court), except as set forth in the disclosure schedule accompanying this Agreement, which is attached hereto as Exhibit G and referred to as the "Disclosure Schedule". The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained herein:

     5.1 Organization and Authorization of Seller. Each of the WIN Parent and every WIN Affiliate is duly organized, validly existing and in good standing under the laws of its state of formation and each state in which it is authorized to do business, and each such state is indicated on Section 5.1 of the Disclosure Schedule.

     5.2 Authorization of Transaction. Upon entry of the Sale Approval Order, Seller has all necessary power and authority to enter into this Agreement and has taken all action necessary (corporate or otherwise), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, upon entry of the Sale Approval Order, is a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity). Upon entry of the Sale Approval Order, each agreement or instrument which has been or shall be entered into or executed and delivered by Seller in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Seller, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affect by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

     5.3 No Violation. Upon entry of the Sale Approval Order, the execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Seller or by which the property or assets of Seller, including the Assets or the Business, are bound or affected. Seller has complied with all provisions of and is not in breach or default (including any event or failure that with the passage of time or giving of notice or both would become a breach or default) under each Assumed Executory Contract or any Permit other than those provisions which are unenforceable pursuant to ss. 365 of the Bankruptcy Code or upon entry of an order of the Bankruptcy Court approving the assignment or transfer of such Assumed Executory Contract or Permit.

     5.4 Title to Assets. Upon entry of the Sale Approval Order and by the Closing Date, Seller will have good and marketable title to all of the Assets to be transferred to Buyer, free and clear of any Security Interest and any other liens, claims and encumbrances as authorized pursuant to 11 U.S.C. ss.ss. 363(f) and 105(a) (other than encumbrances of record for Real Estate as described in the Title Insurance Commitment), and will be free and clear of any Security Interest. Neither Seller nor any WIN Affiliate has or will transfer any Asset from a WIN Debtor to a WIN Affiliate that is not a WIN Debtor.

     5.5 Governmental Consents and Approvals. Except for the Sale Approval Order, the authorization of a license from the Sacramento County Metropolitan Cable Commission and consent to transfer of Assets and customers, and any necessary authorization by the CPUC, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any United States federal or state, local or foreign governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby, other than notice to or filing with the Federal Communications Commission, and the approval of such public utility commissions with jurisdiction over the operations of Seller, and such franchising authorities and commissions with whom Seller has franchise or similar agreements.

     5.6 Books and Records. Seller has made and kept Books and Records and accounts which, in reasonable detail, accurately and fairly reflect the activities of Seller in all material respects, Seller has used its best efforts to reconcile all of its property records with Inventory and Assets in place, and Seller's inventory records identify the physical locations of Inventory and Assets in place and material to the operation of Seller's Business as it is currently conducted. Buyer has been provided with a current copy of such Inventory records and list of Assets in place as of the date hereof.

     5.7 Intellectual Property. Section 5.7 of the Disclosure Schedule lists all of Seller's federal, state and foreign registrations of trademarks, service marks and of other marks and trade names, and all pending applications for any such registrations and all of Seller's patents and all applications therefore. Seller owns or possesses adequate and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies and by general equitable principles (regardless of whether enforcement is sought in equity or law)) licenses or other rights to use, all Intellectual Property that is material to the Business or the System as currently conducted by Seller. Seller has not received any written notice of invalidity, infringement or misappropriation of any rights of others with respect to such Intellectual Property. Seller has taken all steps it deems commercially reasonable to protect the Intellectual Property from infringement by any other firm, corporation, association or person and to maintain the value of the Intellectual Property. Seller has made all payments of right-to-use and other one-time fees required to be paid to use any software or other licenses and authorizations, and, other than maintenance fees and other recurring charges that may be outstanding since March 11, 2002, or the amounts payable in order to cure Assumed Executory Contracts identified in Exhibit B, no other charges or fees are payable to any provider of Intellectual Property. Except for issues of non-compliance relating to non-payment of fees and expenses occurring prior to March 11, 2002, Seller is in compliance will all license and other Intellectual Property agreements applicable to the Business or the System. No other Person (a) has the right to use any trademarks, service marks or trade names listed thereon, (b) has notified Seller that it is claiming any ownership of or right to use such Intellectual Property, or (c) is infringing upon or misappropriating any such Intellectual Property in any way. Seller's use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property.

     5.8 Real Estate. Section 5.8 of the Disclosure Schedule contains a description of all of Seller's Real Estate, together with a description of the use to which such real property is put in connection with the operation of the Business.

          a. The zoning of each parcel of Real Estate described in Section 5.8 of the Disclosure Schedule on which is situated an antenna or tower site, microwave transmission and/or receive site, headend facility or satellite earth receiving station permits the presently existing improvements and the continuation of the business use now conducted on such parcel.

          b. The Real Estate owned by, leased to or utilized by Seller has direct and unobstructed access for purposes of ingress and egress to public roads or streets or to private roads over which Seller has a valid right-of-way. All such Real Estate is served by utilities and services necessary for the continuation of the business use now conducted on such Real Estate.

          c. Except where the failure to so possess would not have a material adverse effect on the Business, Seller possesses all easements or rights-of-way, whether public or private, necessary for the construction, operation, maintenance, repair or replacement of any cables, lines, towers, equipment and other facilities which are used by Seller or the Business.

     5.9 Environmental Matters. All operations currently performed by Seller are in material compliance with all applicable Environmental Laws (including obtaining and compliance with all permits and approvals required thereunder). Other than the environmental issues related to Seller's lease for space at McClellan Park in Sacramento, California, Seller has not received and Seller is not aware of any other person receiving, any notice of any administrative, judicial or private party investigation, proceeding or action with respect to violations, alleged or proven, of applicable Environmental Laws by Seller or otherwise involving the Business which investigation, proceeding or action could, if adversely resolved, materially and adversely affect the Business or the Assets.

     5.10 Franchises and Authorities. Section 5.10 of the Disclosure Schedule lists all franchises, licenses and authorities used by Seller in connection with the construction, operation or maintenance of the Business in Sacramento County, California (the "Designated Authorities"). Seller is the valid holder and duly authorized grantee of each of the Designated Authorities. Each of the Designated Authorities is for the period specified in Section 5.10 of the Disclosure Schedule. All of the Designated Authorities were duly authorized and entered into or accepted by Seller, and validly issued and obtained by or transferred to and accepted by Seller, in accordance with and as required by the terms thereof and by applicable law. No other Designated Authority is required by law in connection with the construction, operation and maintenance of the Business in Sacramento County, California. Seller has all material governmental licenses, permits, consents and other governmental rights, privileges and interests, other than franchises, including without limitation governmental authorities and authorizations from the FCC for business radio licenses, satellite earth receiving facilities and CARS microwave facilities, that are necessary or appropriate to carry on the Business in Sacramento County, California as conducted on the date hereof, each of which is set forth in Section 5.10 of the Disclosure Schedule, is in full force and effect and has not been revoked, cancelled or encumbered (except to the extent that the failure to pay franchise fees or other fees related to local government regulation operates as an encumbrance).

     5.11 Installation.

          a. The Broadband Telecommunications and Cable System comprising the Business has been constructed, installed and maintained in a good and workmanlike manner in all material respects consistent with accepted industry standards and is free from defects, reasonable wear and tear excepted, and satisfies in all material respects the requirements of the Designated Franchises, applicable technical standards and federal, state and local laws, rules, regulations and orders including without limitation the rules and regulations of the Federal Communications Commission and state public utilities commissions.

          b. All Equipment, wherever placed or located, is placed and maintained pursuant to valid governmental authorities, contracts, or franchises. Each authorization is in full force and effect authorizing such placement and the continued maintenance thereof in the manner presently placed and maintained by Seller. To Seller's Knowledge, none of the Equipment requires or may require, because of incorrect, improper or unlawful construction, installation or location, or due to the requirements of any authorizations pursuant to which it has been installed or otherwise due to directives of or claims by the person or entity giving such authorization or any other person, any rearrangement, relocation, rehabilitation, reinstallation or removal in any material respect or any material expenditure for any additional or different equipment or facilities, or facilities or labor in connection therewith.

          c. Except for certain restoration issues occurring in the Ordinary Course of Business, written notice of which has been provided to Buyer, no material restoration, repair or other work is required with respect to (i) the Assets or the Business except as required in the usual and ordinary course of business, or (ii) any structure, street, sidewalk, easement, right-of-way or other property, including without limitation adjacent or abutting property, due to the construction, operation or maintenance of the Business or is required by any federal, state or local laws, rules, regulations, ordinances codes or orders or by any franchises, governmental authorities or contracts.

     5.12 Carriage of Signals and Rates. Seller has the legal right and authority, including without limitation all necessary authority from the FCC and the requisite compulsory copyright license under Section 111 of the Copyright Act, to carry and use in the conduct of the Business all of the stations, frequencies or programming (whether broadcast, television, satellite, radio or otherwise) carried by the Business, all as shown in Section 5.12 of the Disclosure Schedule. No oral or written notices have been received from the FCC, the United States Copyright Office, any local or other television station or system or from any other person or entity, station or governmental authority claiming to have a right of objection challenging or questioning the right of Seller or the Business to carry or furnish, or not to carry or furnish, any of the signals or any other station or service to any customer of the Business.
Section 5.12 of the Disclosure Schedule sets forth the rates charged by Seller in connection with the Business for every service, level of service, package of services, installations, or other services, equipment or items for which Seller has an established charge as of the date of this Agreement. Seller has not received any written requests, notices or demands from the FCC or any other governmental authority, or any other person, challenging or questioning the legal rights of Seller to operate the Business or carry any broadcast television signal or requesting signal carriage pursuant to the FCC's "must-carry" rules. All of the local broadcast television signals carried by the Business are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements.

     5.13 Physical Plant and Subscribers.

          a. The Broadband Telecommunications and Cable System constructed in Sacramento County, California has approximately Three Hundred Six (306) fully completed and operational strand and conduit miles of cable system and lines, of which approximately One Hundred Eighty-Two (182) miles are aerial and approximately One Hundred Twenty-Four (124) miles are installed underground. For purposes of this Agreement, a "strand" or "conduit" mile is considered to be one mile measured along any continuous single line of aerial or underground cable installation, irrespective of the total number of cables on or in such installation.

          b. There are approximately Forty-Two Thousand (42,000) homes passed by cables comprising the Broadband Telecommunications and Cable System in Sacramento County. For purposes of this Agreement, homes means free standing single family residential dwelling units and individual dwelling units within apartment buildings, condominiums and townhouses within the franchise areas (excluding commercial structures), and homes passed means homes existing as of the date of this Agreement within the franchise areas and permitting service by the Business without any expense to Buyer for extension or modification of the System other than installation of a standard drop or tap and computer provisioning expenses.

          c. The Broadband Telecommunications and Cable System has the capacity of Eight Hundred Sixty (860)-MHz downstream channels over 100% of the System. The System provides reception on all channels offered in compliance with the requirements of the franchises, in full compliance with the rules and regulations of the FCC, and meets all the material technical standards of ss. 76.605 of the rules and regulations of the FCC which are legally required to be met by the System. The Broadband Telecommunications and Cable System is authorized to utilize all frequencies currently used in the frequency bands generally allocated for use for the specific services offered, and in the manner currently used. No part of the Broadband Telecommunications and Cable System has failed to comply with applicable signal leakage rules and regulations, and Seller has completed the independent testing required to be filed with the FCC in June, 2002. Seller has met the conditions and requirements that are applicable to emergency alert systems or has otherwise sought a deferral or waiver of such conditions and requirements.

          d. Seller has provided Buyer with the approximate number of customers receiving services in the Sacramento County, California portion of the Business as of May 24, 2002, including the identification of the number of customers purchasing each level of service offered by Seller in Sacramento County, California.

     5.14 FCC, Copyright Office and CPUC.

          a. Seller has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Seller has made available to Buyer true and complete copies of all reports and filings made or filed pursuant to copyright rules and regulations with respect to the Business.

          b. Seller has made available to Buyer true and complete copies of the final versions of all forms filed with the FCC that have been prepared with respect to the Business and the System, and filed with any governmental authority, and any other written materials or documentation relating to rate matters. Seller has timely and properly made all filings, applications, reports and other submissions required under federal law and rules and regulations promulgated thereunder, in each case relevant to the conduct and operation of the Business and the System, and the operation of the Business and the System is in compliance with all applicable provisions of federal law including with respect to Section 76.605 of the rules and regulations promulgated by the FCC, and any emergency alert requirements adopted by the FCC or other governmental agency.

          c. Seller has made all necessary filings with the CPUC necessary to conduct the Business and operate the System, and to locate any of the Assets in California, and has otherwise operated the Business and the System in full compliance with California law and the rules and regulations administered by the CPUC.

     5.15 Personnel Information. Seller has provided to Buyer a true and complete list of all of Seller's Personnel, which list includes a listing of each individual's (i) name, (ii) title or position and (iii) an indication of whether each such Person is employed on a full- or part-time basis as of the date hereof. It is expressly understood that Buyer shall not be obligated by this Agreement to employ any employees of Seller, or to honor any promise or pay any wages or other compensation promised or earned at any time prior to Closing. Seller has provided to Buyer true and correct copies of each written employment contract, or similar agreement with any employee, officer, director, member or shareholder of Seller, each of which is identified in Section 5.15 of the Disclosure Schedule. Seller is not a party to or subject to any labor, union or collective bargaining agreement or arrangement and Seller has not recognized, nor is it required to recognize nor has it received any demand for recognition by any collective bargaining representative with respect to employees of Seller. There have been no labor or employment disputes nor is Seller aware of any union organization activity involving Seller or the Business.

     5.16 Litigation. Except as set forth in Section 5.16 of the Disclosure Schedule or the proceeding in the Bankruptcy Case, there is no litigation or governmental proceeding affecting the Seller and the Assets, nor, to the Knowledge of Seller, including the knowledge of its counsel is there any threatened or pending litigation or governmental proceeding.

         5.17 Employee Benefits. Neither Seller nor any Employee Benefit Plan or Multiemployer Plan (as those terms are defined in ERISA) maintained by Seller or its Affiliates or to which Seller or its Affiliates has or has had the obligation to contribute in respect of any employees that render services in connection with the System, is in violation of the provisions of ERISA or the Internal Revenue Code; no reportable event, within the meaning of ERISA, has occurred and is continuing with respect to any such Employee Benefit Plan or Multiemployer Plan; no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan or Multiemployer Plan; Seller has not failed to make any contribution or payment required by Seller in respect of any such Employee Benefit Plan or Multiemployer Plan so as to cause Buyer to have responsibility or liability for such amount; and, except for Cablexpress, Inc., Seller has complied with all COBRA requirements relating to continuation of health care coverage for Seller's employees (and dependents) rendering services in connection with the System.
Section 5.17 of the Disclosure Schedule identifies each Employee Benefit Plan of Seller or its Affiliates.

     5.18 Permits. Section 5.18 of the Disclosure Schedule identifies all material Permits (other than Permits relating to owned or leased Real Estate), with all federal, state, county, local or other governmental authorities.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties as of the date hereof to Seller:

     6.1 Organization of Buyer. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of California.

     6.2 Authorization. Buyer has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)). Each agreement or instrument which has been or shall be entered into or executed and delivered by Buyer in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Buyer, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affect by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

     6.3 Governmental Consents and Approvals. Other than the Sale Approval Order, and the approval of the CPUC, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any English federal or local governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby.

     6.4 No Violation. The execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Articles of Incorporation or Bylaws of Buyer or (ii) conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Buyer or by which the property or assets of Buyer, including the Assets, are bound or affected.

     6.5 Financial Capacity. Buyer has access to sufficient financial resources to consummate the transactions contemplated hereby.

                                    ARTICLE 7
                    PRE-CLOSING COVENANTS OF BUYER AND SELLER

     Seller and Buyer covenant and agree with each other that from the date hereof through the Closing:

     7.1 General. Each of the parties shall, upon the terms and subject to the conditions contained herein, pursue diligently and in good faith and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to put, consummate and make effective the transactions contemplated hereby.

     7.2 Maintenance and Operation of Business Prior to Closing. Seller shall operate its Business in the Ordinary Course of Business, including remediation or other ordinance compliance work, subject to the requirements of the Bankruptcy Code and the Bankruptcy Court. Seller shall not suspend, terminate or further limit sales, marketing or other operations in Sacramento County without five (5) Business Days' prior notice to and authorization of Buyer. Notwithstanding the foregoing, Seller reserves the right to adjust staffing levels and other cash expenditures consistent with the needs of the Business, so long as the Business is not compromised as of Closing. Seller and Buyer shall consult prior to changes to staffing and cash expenditures to reach reasonable adjustments to overhead.

     7.3   Investigation   by  Buyer.   Seller   shall   allow   Buyer  and  its
Representatives   and  the  financial   institutions   (and  their  counsel  and
representatives), if any, providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such inspection of the Assets, Business and operations of Seller and to inspect and make copies of contracts, Books and Records and all other documents and information requested by Buyer and related to the operations and Business of Seller, including, without limitation, historical financial information concerning the business of Seller, and to meet with Seller's designated personnel and/or their representatives. Seller shall make available to Buyer promptly upon reasonable request (i) all additional documents and information with respect to the affairs of Seller relating to the Business and (ii) access to the Personnel and to Seller's Representatives as Buyer, or its Representatives, may from time to time reasonably request and shall instruct such Personnel and Representatives to cooperate with Buyer and its Representatives, and to make available such documents and information as Buyer and its Representatives may request. Buyer shall not be restricted from access to any current or former employee.

     7.4 Consents and Reasonable Efforts. Seller shall take all reasonable actions required (i) to obtain at the earliest practicable date all consents, Permits, waivers, approvals, authorizations and agreements of, and promptly to give all notices to, effect all registrations pursuant to, and make all other filings with or submissions to, any third parties, including, without limitation, applications for transfer of the Assets and any other filings or submissions with governmental and regulatory authorities, necessary or advisable to authorize approve or permit the consummation of the transactions contemplated hereby (to the extent transferable or assignable), and (ii) to cooperate with Buyer in Buyer's defense of all legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including government agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby or thereby. Buyer shall furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with the preparation of all necessary filings with any third parties, including, without limitation, governmental and regulatory authorities. Seller shall confer with Buyer to determine the appropriate handling of construction issues and treatment of previous construction under Seller's various state and local construction authorizations. Seller shall have identified and resolved any issue related to Executory Contracts with providers of video programming for the Broadband Telecommunications and Cable System under which Seller would be responsible to pay or compensate such providers for advance discounts and upfront payments. If Buyer determines that action is necessary to address past commitments or obligations, Seller will act consistent with Buyer's determination (other than a determination that Seller should be responsible for monetary commitments or obligations), and work with Buyer to resolve any outstanding issues, including actions that may be required post-Closing. If a penalty, fine or forfeiture is assessed with respect to any pre-Closing construction or network deployment, such penalty, fine or forfeiture shall be the responsibility of Seller.

     7.5 Notification of Certain Matters. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Articles 5 and 6 above. Any such disclosure prior to Closing will not be considered a breach of this Agreement if the Closing takes place.

     7.6 Delivery of Bankruptcy Pleadings. Seller shall ensure that Buyer receives copies of all pleadings and other documents filed by Seller with the Bankruptcy Court within six (6) hours of the time that such document is filed with the Bankruptcy Court. Documents filed after 3 P.M. shall be delivered not later than noon on the following day.

                                    ARTICLE 8
                              TITLE TO REAL ESTATE

     8.1 Title Insurance Commitment and Policy. Seller shall furnish to Buyer, at Seller's expense, the Title Insurance Commitment on or before ten (10) days subsequent to the execution hereof. Copies or abstracts of the instruments listed in the schedule of exceptions in the Title Insurance Commitment shall also be furnished to Buyer at Seller's expense on such date. This requirement shall pertain only to instruments shown of record in the office of the clerk and recorder of the designated county or counties (the Title Insurance Commitment, together with the copies or abstracts of such exceptions, are hereinafter referred to as the "Title Documents"). Seller shall have the title insurance policy delivered to Buyer as soon as practicable after Closing, and shall pay the premium therefore at Closing.

     8.2 Inspection of Title Documents. Buyer shall have the right to inspect the Title Documents. Written notice by Buyer of unmerchantibility of title or any other material unsatisfactory title condition shown by the Title Documents shall be signed by or on behalf of Buyer and given to Seller on or before five
(5) Business Days after Buyer's receipt of the Title Documents. If Seller does not receive Buyer's notice by the date specified above, Buyer shall be deemed to have accepted the condition of title as disclosed by the Title Documents as satisfactory.

     8.3 Matters not Shown by Public Record. Seller shall deliver to Buyer on or before the date specified in Section 8.1, copies of surveys, if any, in Seller's possession. Buyer shall have the right to inspect the Real Estate subject to the Title Insurance Commitment to determine if any third party has any right in such Real Estate not shown by the public records. Written notice by Buyer of any material unsatisfactory condition(s) revealed in any survey or by Buyer's inspection shall be signed by or on behalf of Buyer and given to Seller on or before twenty (20) days subsequent to the execution hereof. If Seller does not receive Buyer's notice by the date specified above, Buyer shall be deemed to have accepted the condition of title as satisfactory.

     8.4 Right to Cure. If Seller receives a notice of unmerchantibility of title or any other unsatisfactory title condition(s) from Buyer as provided in this Article, Seller shall use reasonable efforts to correct such unsatisfactory title condition(s) on or before the Closing Date, which shall be a condition to Buyer's obligation to close (unless waived by Buyer).

                                    ARTICLE 9
                       CONDITIONS TO OBLIGATIONS TO CLOSE

     9.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          a. Seller shall have delivered a copy of the resolutions of its members or board of directors (as the case may be), authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth herein. Such resolutions shall be certified by an authorized officer or manager of Seller and as being true and correct and in full force and effect as of the Closing Date;

          b. The representations and warranties set forth in Article 5 above shall be true and correct at and as of the Closing Date in all material respects and the Sale Procedures Order shall be in full force and effect;

          c. Seller shall have performed and complied with all of its covenants hereunder in all material respects through and as of the Closing;

          d. No actions by any governmental authority shall have been initiated for the purpose of enjoining or preventing the transactions contemplated hereby;

          e All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          f. Seller's Sacramento business shall be in continuous ongoing operation through Closing without degradation of service quality or reliability, and without a decline of more than 5% in the number of customers from April 1, 2002;

          g. Buyer shall have received a bill of sale or assignments with respect to all Assets that are within and outside the jurisdiction of the Bankruptcy Court and that it determines are necessary to utilize the Assets effectively immediately after Closing as part of a going business in Sacramento County;

          h. Not later than July 10, 2002, the Sale Approval Order, in form and substance reasonably acceptable to Buyer, shall have been entered, after due and sufficient notice, by the Bankruptcy Court, approving this Agreement, as executed and delivered, and approving and directing the transfer to Buyer of the Assets to be transferred or assumed hereunder, free and clear of all Security Interests including without limitation all liens, claims, encumbrances, and other interests and restrictions, including mechanics' liens pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code and finding Buyer to be a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code, and either (i) the Sale Approval Order shall be a Final Order or (ii) the stay of the Sale Approval Order under Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall have been ordered to be not applicable; and

          i. Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above (9.1a through 9.1h) are satisfied in all respects.


     9.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          a. The Bankruptcy Court shall have issued the Sale Approval Order authorizing and confirming each of the provisions of this Agreement and the transactions contemplated herein by July 9, 2002, and either (i) the Sale Approval Order shall be a Final Order or (ii) the stay of the Sale Approval Order under Rule 6004(g) of the Federal Rules of Bankruptcy Procedure shall have been ordered to be not applicable;

          b. Buyer shall have delivered a copy of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth herein. Such resolutions shall be certified by an authorized officer of Buyer and as being true and correct and in full force and effect as of the Closing Date;

          c. The representations and warranties set forth in Article 6 above shall be true and correct in all material respects at and as of the Closing Date;

          d. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          e. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Assets and to operate the Business; and

          f. Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in (9.2a through 9.2e) is satisfied in all respects.

          g. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller. Seller may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE 10
                                  RISK OF LOSS

     10.1 Risk of Loss. Seller acknowledges and agrees that Buyer does not have any Liability or obligation to Seller in respect of any loss, theft or damage to property experienced by Seller at any time, whether occurring prior to, on or after the date hereof. If Closing occurs, Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to the losses on the Assets for loss or damage occurring prior to the Closing Date, whether received prior to, at or after Closing. This Article shall survive the Closing.

                                   ARTICLE 11
                             POST-CLOSING COVENANTS

     11.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party. If as of the Closing, there are conditions that remain to be performed or representations and warranties that are untrue and require cure as determined in the absolute discretion of Buyer, then such issues shall be addressed through the Indemnification procedure set forth in Section 13.1 and the Holdback procedure set out in Sections 2.3 and 2.4.

     11.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller, the other party will cooperate with the contesting or defending party and such party's counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense. Costs of counsel to the other party shall be at the sole cost and expense of the contesting or defending party.

     11.3 Transition. Seller will not take any action, or permit any of its Personnel to take any action, that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will take such reasonable affirmative action as is requested by Buyer to assist Buyer to develop or continue business relationships between Buyer and third parties, including customers and parties to Executory Contracts with whom Buyer seeks to continue a business relationship after Closing. Seller will cause its Personnel to refer all customer inquiries relating to the Business to Buyer from and after the Closing.

     11.4 Title Insurance Policy. As set forth in Section 8.1, Seller will have the title insurance policy for the Real Estate issued on a basis consistent with the commitment, and delivered to Buyer as soon as practicable after Closing.

     11.5 Access to Books and Records. Following the Closing, Buyer will permit Seller, during normal business hours, to have reasonable access to the personnel, Books and Records and other data related to the Business with respect to periods prior to Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required in connection with (a) the preparation of Tax returns and financial statements, (b) compliance with the requirements of any governmental or regulatory authority,
(c) the determination of rights and obligations under this Agreement and (d) the performance of Seller's duties, obligations and rights under the Bankruptcy Code and the Bankruptcy Case. Further, Buyer agrees for a period of six (6) years after the Closing Date, not to destroy or otherwise dispose of the Books and Records and other data related to the Business unless Buyer first offers in writing to surrender the Books and Records and other data to Seller.

                                   ARTICLE 12
                                   TERMINATION

     12.1 Termination of Agreement. This Agreement may be terminated prior to the Closing:

          a. By mutual written consent executed by both Buyer and Seller (subject to the approval of the Bankruptcy Court) at any time;

          b. By either party and if such party is not in breach of this Agreement, if the Closing does not occur by August 1, 2002;

          c. By Buyer, if any event occurs which renders satisfaction of one or more of the conditions to Buyer's obligations set forth in Article 9.1 impossible; and

          d. By Seller, if any event occurs which renders satisfaction of one or more of the conditions to Seller's obligations set forth in Article 9.2 impossible.

     12.2 In the Event of Termination; Remedies. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other Party (except for as otherwise provided herein); provided, however, that such termination shall not affect Seller's obligations pursuant to Section 2.3(a) and Section 14.10 (Termination of Covenants, etc.) and Buyer's obligations pursuant to Section 2.3(a) hereof.

                                   ARTICLE 13
                                    INDEMNITY

     13.1 Seller's Indemnity. Seller covenants and agrees to defend, indemnify and hold harmless Buyer and its Affiliates and their respective Personnel (the "Indemnitees"), up to the amount of the Holdback Amount (provided that no claim may be brought under this Section 13.1 unless and until the aggregate amount of all claims is at least $50,000 whereupon all claims including the first $50,000 of such claims may be pursued), from and against any and all actual liabilities and obligations asserted or other claims, actions judgments, assessments, taxes (including without limitation federal, state and local income taxes and property taxes), charges, fines, penalties, debts, damages, costs or expenses of any kind (including without limitation reasonable legal fees and costs) suffered, incurred or accrued by any of the Indemnitees directly arising from the following:

          a. the breach of any representation or warranty made by Seller in Sections 5.7 (Intellectual Property), 5.9 (Environmental Matters), 5.12 (Carriage of Signals and Rates), 5.14 (FCC, Copyright Office and CPUC),
     5.17 (Employee Benefits) and 5.18 (Permits) under this Agreement, any Exhibit or any document, instrument or certificate delivered by Seller pursuant to such sections in this Agreement, including the material falsity or inaccuracy thereof; or

               b. the breach or default by Seller in the observance or performance of any of Seller's other obligations under this Agreement.



                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement. Seller consents to the assignment by Buyer of its rights pursuant to this Agreement, to any Affiliate of Buyer; provided, however, that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder and any such assignee shall only have such rights (as limited hereunder) and obligations as Buyer now has hereunder. Any assignment or attempted assignment in violation of this Section shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any Chapter 11 or Chapter 7 trustee appointed in the Bankruptcy Case, and no other person shall have any right, benefit or obligation hereunder.

     14.2 Notices. Any notice required to be given under this Agreement shall be given in writing and may be served either by personal delivery, email, facsimile, Federal Express or a similar recognized national over-night delivery or courier service, postage and shipping prepaid, addressed to the respective parties as indicated below, or such different address as a party may have fixed by notice hereunder:

                    If to Seller, addressed to:

                    Western Integrated Networks, LLC
                    Attn: William Mackenzie
                    4601 DTC Blvd, Suite 450
                    Denver, Colorado 80237
                    Telephone: 303-221-8730
                    Fax: 303-446-9347
                    Email: wmackenzie@cloyses.com

                    with a copy to
                    Attorneys for Seller:

                    Douglas W.  Jessop, Esq.
                    Jessop & Company, P.C.
                    303 East 17th Avenue, Suite 930
                    Denver, Colorado 80203
                    Telephone: 303 860-7700
                    Fax: 303 860-7233
                    Email: dwjessop@jessopco.com

                    If to Buyer, addressed to:

                    SureWest Communications
                    Attn: Brian Strom
                    200 Vernon Street
                    Roseville, California 95678
                    Telephone: 916 786-1407
                    Fax: 916 786-1800
                    Email:  b.strom@surewest.com

                    with a copy to
                    Attorneys for Buyer:

                    Jed E. Solomon, Esq.
                    Cooper, White & Cooper LLP
                    201 California Street, 17th Floor
                    San Francisco, California  94111
                    Telephone: 415 433-1900
                    Fax:  415 433-5530
                    Email: JSolomon@cwclaw.com

                    and a copy to
                    Risa Lynn Wolf-Smith, Esq.
                    Holland & Hart LLP
                    555 Seventeenth Street, Suite 3200
                    Denver, Colorado  80202
                    Telephone: 303 295-8246
                    Fax: 303 975-5394
                    Email: rwolf@hollandhart.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     Notices delivered personally shall be effective upon delivery. Notices transmitted by e-mail, facsimile or overnight delivery shall be effective when received provided they are received during normal business hours of the recipient on a Business Day, and if not, the next Business Day.

     14.3 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the State of Colorado. Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 14.2. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of Colorado. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

     14.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached or to be attached hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (except the Confidentiality Agreement); provided that the forms of agreements that may be attached hereto as Schedules or Exhibits shall be superseded by the copies of such agreements by the parties thereto to be conclusive evidence of such parties' approval of any change or modification or waiver of this Agreement shall be binding unless executed in writing by or on behalf of the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     14.5 Third Party Beneficiaries. No Person other than the parties hereto, shall have any rights or claims under or by virtue of this Agreement.

     14.6 No Waiver. The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of the Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform, nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

     14.7 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile provided that original signatures are delivered within five (5) Business Days thereof.

     14.8 Invalidity. In the event that any one or more of the provisions, or any portion thereof contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

     14.9 Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the entry of the Sale Approval Order; provided that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure or notice obligations imposed by law or by the Sale Procedures Order.

     14.10 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies; provided, however, that any Person pursuing any rights and remedies with respect to access to Books and Records shall first agree to reasonable confidentiality restriction with Buyer.

     14.11 Termination of Covenants, Representations, and Warranties. The covenants, representations, and warranties made by Seller and/or Buyer herein shall terminate as of the Closing, except for the covenants, representations and warranties and other terms set out in Article 1, Section 1.1 (Defined Terms), and Articles 4.4 (Break-Up Fee), 10 (Risk of Loss), 11 (Post-Closing Covenants), 12 (Termination), 13 (Indemnity) and 14 (Miscellaneous). Other than as provided in Article 13, Buyer shall have no right to seek indemnification subsequent to the Closing based on a breach of a representation and/or warranty made by Seller herein or in any other document, certificate or instrument entered into by the Seller in connection herewith.

     14.12 No Impediment to Liquidation. Nothing herein shall be deemed or construed so as to limit, restrict or impose any impediment to Seller's right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations not included in the transaction at any time as it may determine that is at least 120 days following the Closing.

     14.13 Representation by Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                              SELLER:

                              WESTERN INTEGRATED NETWORKS, LLC


                              By: __________________________
                              Name:    _____________________
                              Its: _________________________

                              (for itself and for all WIN Affiliates)


                              BUYER: SUREWEST COMMUNICATIONS


                              By:   _________________________
                              Name: _________________________
                              Its: __________________________

                                    EXHIBITS


Exhibit A - Not Filed herewith
Exhibit B - Not Filed herewith
Exhibit C - Not Filed herewith
Exhibit D - Not Filed herewith
Exhibit E - Not Filed herewith
Exhibit F - Not Filed herewith
Exhibit G - Not Filed herewith